EXHIBIT 10.43

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of November 1, 1986, between ELS EDUCATION SERVICES, INC., a Delaware corporation formerly known as Washington Educational Research Associates, Inc. ("Employer") and PERRY S. AKINS ("Employee"), with reference to the following facts:

A. Employer and Employee are parties to that certain Employment Agreement dated as of May 31, 1985, pursuant to which Employee has been employed as the President and Chief Executive Officer of Employer.

B. AIFS, Inc., as Delaware corporation ("AIFS"), is acquiring all of the issued and outstanding shares of capital stock of Employer pursuant to the terms of that certain Stock Purchase Agreement among AIFS, Employer, and certain stockholders of the Company dated as of October 15, 1986 (the Stock Purchase Agreement").

C. It is a condition to AIFS's obligations under the Stock Purchase Agreement that Employee enter into an Employment Agreement with Employer.

D. Employer and Employee desire to amend and restate Employee's existing employment agreement with Employer, and to satisfy AIFS's condition regarding an employment agreement with Employee pursuant to the terms of the Stock Purchase Agreement and, in order to do so, enter into this Amended and Restated Employment Agreement.

         NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants and conditions set forth herein, the parties hereto hereby agree as follows:

1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby agrees to serve, as President and Chief Executive Officer of Employer, or in such other executive position as shall be assigned to Employee by Employer's Board of Directors. Employee agrees to perform such services as are customary to such offices and as shall from time to time be assigned to him by the Board of Directors of Employer. Employer shall also report to the President of AIFS and Employee shall not be required to relocate outside of Los Angeles County, California.

2. TERM OF EMPLOYMENT. The employment here under shall be for the period which shall commence on the date hereof and shall end on September 30, 1991 (the "Term of Employment"), unless earlier terminated (I) upon the death of Employee, (ii) at the option of Employer in the event of the inability of Employee to perform his duties hereunder, whether by

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reason of injury (physical or mental), illness or otherwise, incapacitating
Employee for a continuous period exceeding one hundred eighty (180) days, or
(iii) upon the discharge of Employee's failure to execute his sole opinion of Employer's Board of Directors.

Employer shall give Employee (a) ninety (90) days' prior written notice of a termination pursuant to clause (ii) of this Section 2 and (b) two (2) year's prior written notice (or two (2) years compensation, including salary and bonus payable hereunder, in lieu of notice) of a termination pursuant to clause (iii) of this Section 2.

3. COMPENSATION.

         (a) Salary. As compensation for Employee's services hereunder commencing on November 1, 1986 and during the Term of Employment, Employer shall pay Employee and annual salary of One Hundred Fifty-Two Thousand Two Hundred Fifty-Six Dollars ($152,256.00), which shall be payable in equal installments to conform with the regular payroll dates for salaried personnel of Employer. Employee's salary hereunder shall also be subject to increases in accordance with Employer's executive personnel.


         (b) Bonuses. Employer shall pay Employee and annual bonus during the Term of Employment as follows:

                  (i) Fifty-Five thousand Dollars ($55,000.00) on the first
(1st) day of August of each of the years 1987 and 1998 for an aggregate annual bonus of One Hundred Ten Thousand Dollars (110,000.00).

                  (ii) Each year commencing with AIFS's fiscal year beginning October 1, 1988, Employee shall participate in AIFS's then current executive bonus program, which bonus program currently awarded bonuses to certain executive officers of AIFS as a group not exceeding, in the aggregated, approximately eleven percent (11%) of the consolidated pretax earnings of AIFS. Employee's participation in such bonus program shall be determined annually at such time and in such manner as the determination of other AIFS's executives' participation in such bonus program, or successor thereto, is made.

         (c) Other Benefits. Employee shall be entitled to participate in benefit programs generally available to its other executive level employees, including insurance and medical plans, profit sharing and/or 401 (k) plan, automobile, and vacations, sick leave and holidays, including accruals existing as of the date hereof of the foregoing. Employer shall also pay Employee's membership expenses in the Los Angeles Athletic Club and the Marina City Club. Nothing hereunder shall preclude a reduction of such benefits for all or substantially all of the employees of Employer or persons in comparable executive positions with Employer, or AIFS. Employee agrees to reimburse Employer for Employee's personal use of any automobile furnished by

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Employer in accordance with Employer's policies in effect from time to time.

         (d) Payment Upon Early Termination.

                  (i) In the event of voluntary termination of employment by Employee, Employee or his estate; however, any salary payments earned by not yet made shall be made by Employer to Employee or this estate at the regularly scheduled payment dates.

                  (ii) If Employee's employment hereunder is terminated for any reason by Employer (other than disability pursuant to Section 2 (ii) hereof or for reasons of fraud or other high crimes committed by Employee), Employee shall be entitled to two (2) years' prior written notice or two (2) years compensation in lieu of notice as provided in Section 2 hereof. Such compensation shall include Employee's annual salary at the rate then in effect and the bonus payable under Section 3 (b) hereof, which amounts shall be paid to Employee on the regularly scheduled payment dates therefor. Such annual bonus shall equal
(i) Fifty-Five Thousand Dollars ($55,000.00) per year if the termination occurs at any time on or prior to September 30, 1989, or (ii) the same percentage interest in the AIFS executive bonus program then in effect awarded to Employee during the year prior to Employee's termination occurs at any time after September 30, 1989.

                  (iii) In the event of Employee's death during the term of this Agreement, Employer shall pay to Employee's estate a lump sum payment equal to six 96) months' salary payable under Section 3 (a) hereof within ninety (90) days after the date of Employee's death.

                  (iv) Upon and after termination of Employee's employment hereunder or whatever reason, Employees shall be entitled to such benefits to which he has become entitled under the terms of any plan or program referred to in this Section 3.

4. REIMBURSEMENT OF EXPENSES. Employee shall be entitled to be reimbursed for reasonable business related expenses incurred in connection with his services to Employer pursuant to and during the term of this Agreement in accordance with Employer's policies then in effect.


5. ASSIGNMENT. This Agreement and the rights and obligations of Employer and Employee hereunder shall be binding upon the successors and assigns of Employer and the heirs and representatives of Employee and shall similarly be binding up and inure to the benefit of any person, firm or corporation, succeeding to the business of Employer whether by purchase of the stock of Employer or any affiliate; purchase of all or substantially all of the assets of Employer or an affiliate; or any merger, consolidation similar combination.


6. GOVERNING LAW; CAPTIONS. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and shall be governed by

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the laws of the State of California. It may not be changed orally, but only be an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Section headings are for convenience of reference only and shall not be considered a part of this Agreement.


7. PRIOR AGREEMENTS. This Agreement supersedes and terminates all prior agreements between the parties relating to the subject matter herein addressed.

8. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person or, if mailed, three (3) days after the date of deposit in the mails, postage prepaid, in the case of Employee, addressed to him at the address set forth below, and, in the case of Employer, addressed to it at its offices at 5761 Buckingham Parkway, Culver City, California, 90230, with a coy to Mr. Wilton D. Cole, Chairman of the Board, at 2251 El Camino Miraval, Tucson, Arizona 85718, and Precedent, AIFS, Inc., 3661 Buchanan Street, San Francisco, California 94183, or such other address as shall have been specified in writing by wither party to the other.

9. COVENANT NOT TO COMPETE. (a) during the Term of Employment and for the period, if any, thereafter during which Employee receives compensation from Employer under Section 3 (d) hereof, Employee will not, within any jurisdiction in which Employer or an affiliate of Employer is duly qualified to do business, or within any marketing area in which Employer or any affiliate of Employer is doing a substantial amount of business, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with any business of the type and character engaged in and competitive with that conducted by Employer. For these purposes, Employee's ownership of securities of a public company not in excess of 1% of any class of such securities shall not be considered to be competition with Employer.

         (b) It is the desire and intent of the parties that the provisions of this Section 9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 9 shall be adjudicated to be invalid or unenforceable, this Section 9 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 9 in the particular jurisdiction in which such adjudication is made.

         (c) Employee has agreed to the provisions of this Section 9 in consideration for, among other things, the purchase by AIFS of Employee's common stock ownership interest in Employer pursuant to that certain Stock Purchase Agreement dated as of October 15, 1986 among AIFS, Employer, Employee and certain other stockholders named therein.

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10. GUARANTY. By execution of this Agreement, AIFS guarantees performance and payment by Employer to Employee hereunder, agrees to include Employee in the AIFS executive bonus program as contemplated hereby, and agrees to make available to Employee certain other benefits available to employees of AIFS on a consolidated basis.

         IN WITNESS WHEREOF, Employer and Employee have executed this Agreement, effective as of the day and year first above written.

"Employer"                                       "Employee"

ELS EDUCATIONAL SERVICES, INC.

                                        ------------------------------
                                        Perry S. Akins
By: _______________________________
      David A. Robinson,
      Executive Vice President          Address of Mr. Akins:
      and Secretary
                                        956 Jacon Way
                                        Pacific Palisades, Ca. 90272



AIFS, Inc.


By: _______________________________
      Roger O. Walther,
      President and Chief Executive Officer


By: _______________________________

Its:  Secretary

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                              AMENDMENT NUMBER ONE
                  TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDEMENT NUMBER ONE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of October 1, 1988, between ELS EDUCATIONAL SERVICES, INC. a Delaware corporation (Employer"), and PERRY S. AKINS ("Employee"), with reference to the following facts:

         A. Employer and Employee are parties to that certain Amended and Restated Employment Agreement dated as of November 1, 1986 (the "Employment Agreement"), pursuant to which Employee has been employed as the President and Chief Executive Officer of Employer.

         B. AIFS, Inc., a Delaware corporation ("AIFS"), the owner of all of the issued and outstanding shares of capital stock of Employer, has guaranteed certain obligations of Employer under the Employment Agreement, as well as providing that Employee is to participate in the AIFS executive bonus program and making available certain other benefits available to employees of AIFS on a consolidated basis.

         C. Employer, Employee and AIFS desire to amend the Employment Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants and conditions set forth herein, the parties hereto hereby agree as follows:

         1. Section 2 of the Employment Agreement is hereby amended to read in its entirety as follows:

                           2. TERM OF EMPLOYMENT. The employment hereunder the
                  ("Term of Employment") shall be continuous from the date of this Agreement, unless earlier terminated (i) upon the death of Employee, (ii) at the option of Employer, in the event of the inability of Employee to perform his duties hereunder, whether by reason of injury (physical or mental), illness or otherwise, incapacitating Employee for a continuous period exceeding one hundred eighty (180) days, (iii) upon the discharge of Employees for cause, including willful breach of this Agreement, willful misconduct, gross negligence, fraud, or other acts involving illegal conduct or moral turpitude ,
                  (iv) upon voluntary termination by Employee on six (6) months written notice to Employer, or (v) without cause upon three
                  (3) years' prior written notice by Employer to Employee.

         2. The first sentence of Section 3 (d) (ii) of the Employment Agreement is hereby

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amended to read in its entirety as follows:

         "If Employee's employment hereunder is terminated for any reason by Employer (other than disability pursuant to Section 2 (ii) hereof or for reasons for fraud or other high crimes committed by Employee), Employee shall be entitled to three (3) years prior written notice or three (3) years' compensation in lieu of notice as provided in Section 2 hereof."

         3. Effect on Employment Agreement. Except as otherwise specifically set forth herein, the terms, conditions and provisions of the Employment Agreement shall continue unmodified and in full force and effect, including without limitation the obligations of AIFS under Section 10 of the Employment Agreement.


         IN WITNESS WHEREOF, the undersigned have executed this AMENDMENT NUMBER ONE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT as of the date first above written.

"Employer"                               "Employee"

ELS EDUCATIONAL SERVICES, INC.

                                         --------------------------------
                                         Perry S. Akins
By:  _____________________________
       David A. Robinson,
       Executive Vice President          "AIFS"
       and Secretary
                                         AIFS, Inc.


By:  _______________________________     By:  ____________________________
       William K. Brown,                        Roger O. Walther,
       Vice President and                       President and Chief Executive
       Treasurer                                Officer


                                         By:  ____________________________

                                         Its:    Secretary